SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2018

Air T, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35476	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5930 Balsom Ridge Road
Denver, North Carolina 28037
(Address of Principal Executive Offices)
(Zip Code)

(828) 464-8741
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2018, Air T, Inc. (the “Company”) announced that it had entered into an employment agreement (the “Agreement”) with Brett A. Reynolds.  Pursuant to the Agreement, commencing on May 7, 2018 (the “Start Date”), Mr. Reynolds, age 49, will serve as the Senior Vice President and Chief Financial Officer of the Company and will also serve as the Company’s Principal Financial Officer. Candice Otey, the Company’s former Chief Financial Officer, will continue to serve as Chief Accounting Officer of Air T, Inc., as well as Chief Financial Officer of Mountain Air Cargo, Inc. and CSA Air, Inc.

Under the terms of the Agreement, Mr. Reynolds will receive a base salary of $265,000 per year and will be entitled to the Company's standard package of employee benefits. Mr. Reynolds will also be entitled to participate in an annual cash incentive program established by the Board of Directors of the Company, which shall include provisions allowing Mr. Reynolds to achieve a bonus equal to 40% of his base salary for a fiscal year if his performance is achieved at the target performance, with a minimum target of 20% of base salary and a maximum target of 80% of base salary. Mr. Reynolds will also be granted a warrant to purchase 25,000 shares of the Company’s common stock (the “Warrant”). The Warrant will have an exercise price equal to the lower of: (a) the 120-day volume-weighted average price (‘VWAP’) starting the day on which the trading window opens following the filing of the Company’s Form 10-K for fiscal 2018; or (b) the price at which the Company repurchases 25,000 shares of its common stock at the soonest available opportunity following the next open trading window, subject to maximum volume restrictions of 20% of daily volume when the stock price is above $27.50 per share, will have a term of ten years, and will become exercisable in equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance; provided Mr. Reynolds remains an employee of the Company. The Warrant was a condition of employing Mr. Reynolds and the terms and conditions were approved by the independent members of the Board of Directors and the Compensation Committee under NASDAQ Listing Rule 5635(c)(4).

Most recently, Mr. Reynolds was Senior Vice President and Chief Financial Officer of Cogentix Medical, Inc., a publicly-traded medical device manufacturer that was purchased by Laborie Medical Technologies in April 2018. Cogentix was formed in March 2015 through the merger of two publicly-traded companies (Vision Sciences and Uroplasty) and Mr. Reynolds initially joined Uroplasty as senior vice president and Chief Financial Officer in August 2013.  He was the Chief Financial Officer of Synovis Life Technologies, Inc., a publicly traded medical device manufacturer, from 2005 to 2012.  Following the sale of Synovis Life Technologies to Baxter International in February 2012, Mr. Reynolds served as Site Leader of the former Synovis operations from the date of acquisition through August 2013.  Prior to Synovis, Mr. Reynolds served in executive financial positions at Chiquita Processed Foods, LLC, Imation Corp. and Deloitte & Touche LLP.

Mr. Reynolds has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Agreement and the Warrant is a summary of their material terms and is qualified in their entirety by the terms of the Agreement and Warrant, which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

A copy of the press release announcing the above-described matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Air T, Inc. and Brett Reynolds dated May 7, 2018 (filed herewith)
10.2	Form of Warrant to Purchase Common Stock (filed herewith)
99.1	Press Release dated May 9, 2018 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2018	AIR T, INC.

	By:	/s/ Nick Swenson
	Name:	Nick Swenson
	Title:	Chief Executive Officer

AIR T, INC.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Employment Agreement between Air T, Inc. and Brett Reynolds dated May 7, 2018	Filed electronically herewith
10.2	Form of Warrant to Purchase Common Stock	Filed electronically herewith
99.1	Press Release dated May 9, 2018	Filed electronically herewith

5